As filed with the Securities and Exchange Commission on November 20, 1995.
                                             Registration No. 33-_______



                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                REGISTRATION STATEMENT
                                          ON
                                       FORM S-3
                                        UNDER
                              THE SECURITIES ACT OF 1933


                            TOP SOURCE TECHNOLOGIES, INC.
                (Exact name of registrant as specified in its charter)

     DELAWARE                                                  84-1027821
     (State or other jurisdiction of                           (I.R.S. Employer
     incorporation or organization)                            Identification
     No.)

             2000 PGA Boulevard, Suite 3200, Palm Beach Gardens, FL 33408
                                    (407) 775-5756
      (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                         Mr. Stuart Landow, President
                         TOP SOURCE TECHNOLOGIES, INC.
                         2000 PGA Boulevard, Suite 3200
                         Palm Beach Gardens, FL 33408
                         (407) 775-5756
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         Copy to:

                         Michael D. Harris, Esq.
                         Cohen, Chernay, Norris, Weinberger & Harris
                         712 U.S. Highway One, Fourth Floor
                         P.O. Box 13146
                         North Palm Beach, Florida  33408-7146
                         (407) 844-3600

          Approximation date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

          The combined Prospectus contained herein also relates to Registration Statement File Numbers 33-68092 and 33-89590.


                      CALCULATION OF REGISTRATION FEE
                                     Proposed     Proposed
                                     maximum      maximum
     Title of each class             offering    aggregate    Amount of
       of securities   Amount to be price per     offering  registration
     to be registered   registered    share        price         fee

     Common Stock        302,000    $8.1875(1)   $2,472,625  $  852.63
     ($.001 par value)




          TOTAL REGISTRATION FEE                                     $  852.63



     (1) Estimated solely for the purpose of computing the registration fee based on the average of the high and low price of the Registrant's common stock in the consolidated reporting system on the American Stock Exchange on November 16, 1995.





          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.





                            TOP SOURCE TECHNOLOGIES, INC.
                                CROSS REFERENCE SHEET


     Form S-3 Item Numbers and Caption                                Heading in
     Prospectus

     1.   Forepart of the Registration Statement and
            Outside Front Cover of Prospectus  . . .   Cover  Page  of Form  S-3
                                                       and    Cover   Page    of
                                                       Prospectus

     2.   Inside Front and Outside Back Cover Pages of
            Prospectus . . . . . . . . . . . . . . .   Inside Front  and Outside
                                                       Back   Cover   Pages   of
                                                       Prospectus

     3.   Summary Information, Risk Factors  . . . .   Not Applicable and
          and Ratio of Earning to Fixed Charges        Risk Factors

     4.   Use of Proceeds  . . . . . . . . . . . . .   Cover Page of Prospectus

     5.   Determination of Offering Price  . . . . .   Cover Page of Prospectus

     6.   Dilution . . . . . . . . . . . . . . . . .   Recent Developments

     7.   Selling Security Holders . . . . . . . . .   Selling Stockholders
     8.   Plan of Distribution . . . . . . . . . . .   Cover Page of  Prospectus
                                                       and Plan of Distribution

     9.   Description of Securities to be Registered   Documents Incorporated by
                                                       Reference

     10.  Interests of Named Experts and Counsel . .   Legal Matters and Experts

     11.  Material Changes . . . . . . . . . . . . .   Not Applicable

     12.  Incorporation of Certain Information By Reference
          Documents Incorporated by Reference
     13.  Disclosure of Commission Position on   . .   Part II
          Indemnification for Securities Act Liabilities

     14.  Other Expenses of Issuance and Distribution
                                                     Part II

     15.  Indemnification of Directors and Officers    Part II

     16.  Exhibits and Financial Statement Schedules   Part II

     17.  Undertakings . . . . . . . . . . . . . . .   Part II


                    Preliminary Prospectus dated November 20, 1995
                                Subject to Completion

                                      PROSPECTUS

                            TOP SOURCE TECHNOLOGIES, INC.


          This Prospectus relates to an aggregate of 804,783 shares of common stock (including shares of common stock underlying options, warrants and convertible notes), $.001 par value per share and 20,200 warrants exercisable at $4.00 (collectively the "Securities") of Top Source Technologies, Inc. (the "Company") being offered for sale by certain securityholders of the Company (the "Selling Stockholders"). Of the 804,783 shares of common stock covered by this Prospectus, a total of 302,000 shares underlie 9% Senior Subordinated Convertible Notes ("Notes") sold to managed accounts of the Company's principal stockholder. Because the Notes are not convertible until on or after June 9, 1996 at $10.00 per share, the number of shares of common stock held by the Company's principal stockholders and percentages do not give effect to conversion of the Notes. However, the _______ Selling Stockholders' table does include the shares of common stock underlying the Notes. See "Selling Stockholders." Collectively, the shares of common stock being offered by the Selling Stockholders is 2.9% of the shares outstanding as of November 2, 1995. Prior to this offering, the Company's officers, directors and principal stockholders beneficially own 25.9% of the Company's common stock assuming exercise of vested options and warrants. Upon completion of this offering and assuming all shares offered hereby are sold, the Company's officers, directors and principal stockholders will beneficially own 25.5% of the Company's common stock assuming exercise of their vested options and warrants. The Company's principal stockholder, Ganz Capital Management, Inc. ("Ganz Capital") is a registered investment advisor. As the result of investment power over the accounts of its clients, it and its affiliates, including two funds under common control with Ganz Capital, are the beneficial owners of 4,803,194 shares of common stock, which includes 22,100 shares of common stock underlying unexercised warrants. On November 3, 1995, the closing price of the Company's common stock on the American Stock Exchange was $8.56. All of the Securities are offered for the respective accounts of the Selling Stockholders as listed in this
     Prospectus  under "Selling Stockholders".   This Prospectus will also
     cover sales of less than 500 shares by donees and pledgees of the Selling Stockholders. The Company will receive none of the proceeds from the sale of the shares of common stock by the Selling Stockholders.
     However, the Company  will receive a maximum of  approximately  $516,515 in connection with the exercise of 193,000 options and 80,700 warrants, the underlying shares of which are covered by this Prospectus.
     Such proceeds will be used for general corporate purposes. Additionally, to the extent that Notes are converted, the Company will not have to repay the principal of such Notes up to a maximum of $3,020,000. All of the expenses of this offering, estimated at $31,052.63, will be borne by the Company.

          The Company has been advised by the Selling Stockholders that the Securities may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them may be deemed to be underwriting compensation.

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".



     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                AVAILABLE INFORMATION


          The Company is subject to the informational requirements of the Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60604-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

          The Company has filed with the Commission three Registration Statements under the Securities Act of 1933 with respect to the Securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statements certain parts of which are omitted in accordance with the rules of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statements including the exhibits. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statements each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

          The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (other than exhibits). Requests should be directed to the Company at its principal executive offices, 2000 PGA Boulevard, Suite 3200, Palm Beach Gardens, Florida 33408, telephone (407) 775-5756.


                         DOCUMENTS INCORPORATED BY REFERENCE

          On October 6, 1992, the Company's change of domicile merger from Colorado to Delaware became effective. Top Source, Inc., a Colorado corporation merged into its wholly-owned subsidiary Top Source Technologies, Inc., formerly known as Top Source, Inc., a Delaware corporation. The specifics of the merger are described in the Form 8-B filed with the Commission on November 14, 1992, which is specifically incorporated by reference into this Prospectus. As a result of the change of domicile merger, the Form 8-A which is incorporated by reference herein, was filed with the Commission by the Company's predecessor, Top Source, Inc., a Colorado corporation.

          The  following   documents  filed  with  the   Commission  are  hereby
     specifically incorporated by reference into this Prospectus:

          (a) The Company's annual report on Form 10-K for the fiscal year ended September 30, 1994 and all amendments thereto including Amendment No. 1 to Form 10-K filed May 4, 1995, Amendment No. 2 to Form 10-K filed May 31, 1995 and Amendment No. 3 to Form 10-K filed September 28, 1995.

          (b) The Company's quarterly reports on Form 10-Q for the quarters ended December 31, 1994, March 31, 1995 and June 30, 1995, and Amendment No. 1 to Form 10-Q for the quarters ended December 31, 1994 and March 31, 1995, each filed September 28, 1995, and Amendment No. 1 to Form 10-Q for the quarter ended June 30, 1995 filed October 30, 1995;

          (c) The Company's proxy statement dated January 20, 1995 filed pursuant to Section 14 of the Exchange Act;

          (d)  The Company's report on Form 8-K filed September 28, 1995;

          (e)  The Company's report on Form 8-K filed May 3, 1995;

          (f)  The Company's report on Form 8-K filed January 6, 1995;

          (g) The Company's reports on Form 8-K filed July 20, 1993, Form 8-K/A No. 1 filed August 9, 1993, Form 8-K/A No. 2 filed September 7, 1993, Form 8-K/A No. 3 filed November 16, 1993 and Form 8-K/A No. 4 filed December 22, 1993;

          (h) The description of the Company's common stock which is contained in the registration statement on Form 8-A filed on March 12, 1992, File No. 1-11046, including any amendments or reports filed for the purpose of updating such description;

          (i) The description of the Company's Shareholders' Rights Plan which is contained in the registration statement on Form 8-A filed on May 10, 1995, File No. 1-11046, as amended by Amendment No. 1 on Form 8-A/A filed on July 17, 1995 and any other amendments or reports filed for the purpose of updating such description;

          (j) The description of the Company's change of domicile merger which is contained in the registration statement on Form 8-B filed on November 14, 1992 and any amendments and reports thereto; and

          (k) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 1994.

          In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in a supplement hereto modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                     RISK FACTORS

          The Securities offered hereby involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

          HISTORICAL LOSSES AND ANTICIPATED LOSS FOR FISCAL 1995. Although the Company reported net income of approximately $2.0 million for fiscal 1994 as a result of an approximately $2.3 million income tax benefit consisting primarily of the reduction in the valuation allowance, since inception it has never earned income from operations. For fiscal 1994, the Company lost $486,294 from operations and at September 30, 1994 had an accumulated deficit of approximately $9.6 million. For the fiscal years ended September 30, 1993 and 1992, the Company sustained net losses of approximately $3.6 and $2.1 million, respectively. See Item 8. "Financial Statements and Supplementary Data" of the Form 10-K, as amended, for the year ended September 30, 1994, which is incorporated by reference in this Prospectus. The Company reported net losses from operations for the quarters ended December 31, 1994, March 31, 1995 and June 30, 1995, and expects to report a comparable quarterly loss from operations in the fourth quarter. There can be no assurances that the Company will be profitable from operations in the future.

          DIFFICULTIES IN INTRODUCTION OF ON-SITE OIL ANALYZER. The Company has commenced marketing a new product (the "Roll-Out") which is a unique on-site oil analyzer ("OSA"). The Company has developed the OSA in conjunction with Thermo Jarrell Ash Corporation ("TJA"), a subsidiary of Thermo Instrument Systems Inc., for use in the petrochemical, automotive and equipment service industries. The Company began its Roll-Out of the OSAs in December 1994. The Company believes that the OSAs represent a substantial future opportunity and, accordingly, it is devoting significant resources to supporting its introduction. In the initial Roll-Out, the Company and its customers encountered hardware and software difficulties which resulted in the Company suspending the Roll-Out. To support the Roll-Out, TJA has shifted assembly to a Western assembly plant and devoted resources to correcting the initial design problems. Similarly, the Company has devoted substantial effort to enhance operating and analytical software. By mid-August 1995, the Company began the resumption of the Roll-Out. As of the date of this Prospectus, two non-functioning OSAs have been returned to TJA and credits issued, and a large majority of the remaining 14 units delivered have been retrofitted. Moreover, TJA has shipped the first three improved OSAs assembled by TJA at its Western assembly plant. Although three retrofitted units are currently generating revenue, the amounts are not currently material. Pending continued successful operation of the first three units, the Company has been notified by a multinational oil company, which has installed two OSAs used in process control at two parts of a refinery and one for equipment maintenance, that it wishes to use OSAs at nine of its refineries and expand the OSAs to other parts of the refineries. The Company will be required to recruit additional personnel to assist in the installation of OSAs at other refineries and in the expansion to other parts of the refineries. Expansion will require additional analytical software development in order to properly test new petrochemical products. The analytical software has successfully been developed for this new process control application. The Company is awaiting the refinery's construction of an equipped trailer and completion of the reliability evaluations. Additionally, the Company is continuing to modify marketing approaches in order to stimulate other initial customers to increase their utilization of the OSAs. The Company is expending significant amounts in developing and rolling-out the OSAs which is adversely affecting operating results during the current fiscal year and caused a significant loss during 1995. As disclosed in the first risk factor, the Company expects to report a loss from operations for fiscal 1995 on a consolidated basis. This is partially due to a conscious decision by the Company to invest significantly greater amounts of expenses to accelerate the deployment of OSAs. There can be no assurance that over a sustained period the OSAs will generate a substantial increase in revenue for the Company or create income from operations.

          UNCERTAINTY OF PRODUCT DEVELOPMENT. The OSAs are complex instruments utilizing hardware and software developed by TJA and software developed by the Company over more than a two year period. The OSAs underwent beta testing during fiscal 1994 and, as a result, various changes were made to meet the particular requirements of OSA customers and to correct problems that were discovered. Beta testing refers to the process through which early versions of a new product are shipped to customers so as to further refine the product. As is common with sophisticated computer software and complex instruments, developmental difficulties or problems only become apparent subsequent to widespread commercial use. Problems which may arise in the operation of OSAs could have a material adverse effect upon the Company's future operations. As stated in the risk factor immediately above, the initial OSAs contained first-stage hardware and software problems which the Company has been working to eliminate during the current fiscal year. Continued modifications have been made to correct design problems in the hardware. Although the Company believes that the OSAs are now fully operational based upon performance over the last several months, no assurances can be given that these design problems have been corrected.

          CHANGING TECHNOLOGY; COMPETITIVE FACTORS. The OSAs represent a technological breakthrough affecting the oil analysis industry. Oil analysis is a 50-year old technology which is widely used for diagnostic and preventative maintenance programs for equipment by various industries. It is also used for quality control and pipeline monitoring in the petroleum industry. The Company currently operates three oil analysis laboratories and believes it is one of the largest providers of such laboratory based service in the United States. Essentially, the OSAs analyze oil at the end user's location thereby avoiding the need to send petroleum samples to a central laboratory (including the laboratories operated by the Company). The OSAs utilize complex computer software. Although the Company believes that it has a significant advantage over potential competitors as a result of over two years of research and development in conjunction with TJA and the proprietary nature of the resulting technology, no assurance can be given that either a comparable or more advanced on-site oil analyzer will not be developed in the future by one or more third parties.

          PATENTS AND PROPRIETARY INFORMATION. Historically, the Company generated almost all of its revenue from products subject to patents and patent applications exclusively licensed to the Company. During fiscal 1995, the Company anticipates that approximately 70% of its revenue came from its Overhead Sound Systems ("OSS"). The Company's OSS is covered by a patent license limited to the United States and Canada. For the OSAs, one United States design patent was issued in May 1995 which has been assigned to the Company, and in November 1995 the Company was notified that the United States Patent and Trademark office allowed two additional United States patents. In addition, steps have been taken to protect trade secrets through appropriate confidentiality agreements. The failure by the Company or TJA to obtain patents and protect their respective trade secrets could have a material adverse effect on the Company by increasing the likelihood of competition. In addition, other companies may independently develop equivalent or superior technologies and may obtain patent or similar rights with respect to them. Although the Company believes that the hardware and software technology for the OSAs has been independently developed by it and TJA, and that such technology does not infringe on the patents or violate the proprietary rights of others, there can be no assurance that the OSAs will not be determined to infringe upon the patents or proprietary rights of others, or that patents or proprietary rights of others will not have a material adverse effect on the ability of the Company to commercialize the OSAs. Patent and technology disputes are common with high technology products and services and litigation costs can be high.

          DEPENDENCE ON THIRD-PARTY MANUFACTURER. The Company and TJA recently entered into an agreement for the development, manufacture and marketing of the OSAs. Under this agreement, TJA has the exclusive manufacturing rights for the OSAs and the Company has the exclusive marketing rights for the automotive, petrochemical and equipment service industries. The Company's ability to meet commitments for delivery of the OSAs is partially dependent upon TJA's ability and willingness to manufacture OSAs in a workmanlike and timely manner. As stated above, there have been problems resulting from assembly and software defects that delayed the Company's Roll-Out of the OSAs. There can be no assurance that such delays will not occur in the future or that operational problems with the OSAs will not occur. The Company's prospects could be adversely affected to the extent any such problems result in failures by the Company to meet customer orders on a timely basis or failures to deliver OSAs that provide the contracted-for services. Additionally, due to the proprietary technology of the OSAs, the Company may not be able to locate other qualified third party manufacturers in the event that TJA fails to comply with the agreement.

          NEED TO MANAGE GROWTH. The Company anticipates that it will grow substantially during the fiscal year which began October 1, 1995. In order to support such growth, the Company must recruit new personnel to support the Roll-Out of the OSAs. The Company is seeking persons with the appropriate technical expertise to develop and engineer changes to the OSAs designed to serve the petrochemical industry and to supervise the installation of OSAs at customer sites. Additionally, the Company needs to add persons to sell and market the OSAs. In addition to the anticipated growth resulting from the need to properly support the OSAs, the Company has moved into a new and larger Detroit, Michigan area assembly facility to meet increased orders for its OSS. The Company's success depends in part on its ability to manage this growth, integrate the operations of its three analysis laboratories and substantially expand its OSS assembly operation. The Company has retained a new chief financial officer and made substantial reductions in personnel and other expenses designed to reverse the substantial operating losses that the Company has incurred. No assurances can be given that the Company will be able to manage this growth and achieve operating profits. See "Recent Developments". RELIANCE ON MAJOR CUSTOMER. The Company has traditionally relied upon
     Chrysler and in fiscal 1995, the Company estimates that approximately 70% of the Company's net revenue came from Chrysler. Although the Company anticipates that Chrysler will remain its single largest customer during fiscal 1996, if the OSA Roll-Out is successful, this reliance upon Chrysler will be materially lessened during fiscal 1996 and in subsequent years Chrysler will account for increasingly lower percentages of the Company's revenue. However, there can be no assurance that the revenue from OSAs will increase as expected. For that reason, the loss of Chrysler as a customer, or impairment of the Company's reputation with the industries it serves, could have a material adverse effect upon the Company. No assurance can be given that the Company will supply Chrysler with OSS units in the future.

          GOVERNMENTAL REGULATION. The Company's industrial oil analysis laboratories routinely dispose of used oil in the ordinary course of business and as such are subject to federal, state and local regulations. To handle this oil disposal, UTG hires a licensed, insured third party. The Company believes that UTG and its predecessors are and have been in material compliance with all rules and regulations of the federal, state and local environmental agencies. Environmental compliance costs are not expected to have a material effect on the financial condition and results of operations of the Company. However, in the event of significant changes in statutes or regulations or unforeseen problems in connection with the storage of the used oil, the transportation of the used oil or the disposal thereof, site environmental compliance costs may have a material adverse affect on the Company.

          NEW TECHNOLOGIES AND OTHER CONSIDERATIONS. In order to expand its current product line, the Company may continue to seek new technologies and products. This aspect of the Company's business involves a number of special risks. Because of these risks, the Company will seek capital input and strategic partners in order to reduce the risks to investors. Also, the Company will seek to avoid substantial and long-term expense associated with the necessary research and development. Assuming that the Company is able to enter into agreements with such partners and that those partners will be able to carry out the necessary research and development, there is the risk that the technologies will not perform as expected or be cost effective. Assuming successful research and development, there remains the risks of being able to market the products and locate industry partners or others able to manufacture the products according to stringent quality control standards and in a viable economic manner. There can be no assurance that the Company will be able to successfully locate such technologies and if so, will be able to find strategic partners able to develop and market new technologies. Finally, there is the risk that while the Company is seeking to commercialize a new technology, a competitor will develop technologies which are more commercially viable thereby reducing the viability of the Company's products.

          ANTI-TAKEOVER CONSIDERATIONS. In 1993, the Company's stockholders approved five amendments to the Company's Certificate of Incorporation (the "1993 Amendments"). Additionally, on December 13, 1994, the Company's
     Board  of  Directors  (without  seeking  stockholder  approval)  adopted  a
     Shareholder Rights Plan (the "Rights Plan"), collectively, the "Anti-Takeover Provisions". The 1993 Amendments consist of: (i) empowering the Board of Directors, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, with such designations, preferences, special rights, qualifications, limitations and restrictions as the Board may determine; (ii) establishing a classified Board of Directors whereby election of the directors is staggered and each year approximately one-third of the directors are elected for a three year term; (iii) requiring a super-majority vote to remove directors for "cause" of either: (1) 75% of the stockholders or (2) 66-2/3% of the stockholders and the majority of the "disinterested directors"; (iv) providing that stockholder action taken by written consent in lieu of a meeting is prohibited unless such consent is signed by the holders of at least two-thirds of the stock; and (v) restricting stockholder nomination of directors to any stockholder with the power to vote at least 10%
     of the outstanding  voting  securities of  the  Company who  timely
     complies with specific notice procedures.   In connection with the Rights
     Plan, the Board declared  a dividend of one  Preferred Stock Purchase
     Right (the "Rights") for each  outstanding share  of  the Company's  common
     stock.   The  Rights permit  the  holders (stockholders  of the  Company)
     to purchase Series A Junior Preferred Stock. Holders of Rights have the right to acquire stock of the Company or an "acquiring entity" at half of market value. The Rights only become exercisable in the event, with certain exceptions, an acquiring party becomes beneficial owner of 15% percent or more (or 20% percent or more in the case of stockholders who beneficially owned more than 10% as of December 13, 1994) of the Company's voting stock. These Rights may be redeemed by the Company at $.01 per Right prior to the close of business on the 10th day after a public announcement that beneficial ownership of ownership of 15% or more (or 20% or more in the case of beneficial owners of 10% or more on December 13, 1994) of the Company's voting stock has been accumulated by single acquirer or group (with certain exceptions), under specified circumstances. The Anti-Takeover Provisions may make it more difficult or discourage a proxy contest or the assumption of control by a holder of a substantialblock of the Company's common stock because it is more difficult to remove the incumbent Board. Thus, the Anti-Takeover Proposals have the effect of: (i) entrenching incumbent management, and (ii) discouraging a third party from making a tender offer at a premium over the market price or otherwise attempting to obtain control of the Company even though such an attempt could be desired by a substantial member of the Company's stockholders. The Anti-Takeover Provisions were not intended to prevent a takeover of the Company on terms which are beneficial to the stockholders and will not do so. They may, however, deter an attempt to acquire the Company in a manner or on terms that the Board of Directors determines not to be in the best interest of its stockholders.

          DEPENDENCE ON KEY PERSONNEL. While in the past the Company has been dependent upon certain members of its management team and key consultants, it has taken steps to reduce this dependence. It has exposed certain key middle management members to the duties of key executive officers and caused such middle management members to develop relationships with key customers, suppliers and other persons. As a result of these steps, the Company believes that it has lessened its dependence upon key personnel and accordingly it has reduced the key man life insurance policies so that the Company now owns $900,000 policies insuring the lives of Messrs. Stuart Landow and Christer Rosen, President and Executive Vice President, respectively, of the Company.

          COMPETITION. Competition in the automotive business and the oil analysis business is intense; however, the Company is not selling and has no intention to sell its products and services directly to consumers. With regard to the Company's OSS business, it believes it has no significant competition. The Company holds patents on the overhead mounting system. If a customer chooses to use such system it must come to the Company. The primary factor involved in whether or not a customer will choose to use an overhead mounting system rather than a traditional speaker system is cost. In this regard, the Company believes that its OSS system results in a reduced cost of production. With regard to UTG's industrial oil analysis business, significant competition exists. However, the Company believes its extensive database of tests provides it with a significant competitive edge. However, due to service problems, which arose in connection with, and price competition which became evident after, the Company's 1993 oil analysis acquisitions and the consolidation of two distinct operations,

     UTG lost business from existing customers. While the Company believes it offers viable products/services and meets the needs of its customers in all aspects of its business, there can be no assurance that other products and services superior to those of the Company will not be developed or offered in the future by competitors.

          OUTSTANDING OPTIONS AND WARRANTS. There are outstanding vested options (including options which vest in the 60 days following the date of this Prospectus) and currently exercisable warrants to purchase 2,458,408 shares of the Company's common stock some of which are exercisable below the current market price1. The range of the exercise prices is from approximately $.28 to $8.75 per share. The following represents the number of outstanding vested options and currently exercisable warrants outstanding at November 2, 1995 and their exercise prices:

            No. of Options                     Approximate
              or Warrants                    Exercise Price

              5,000 Options                     $.28
            805,000 Options                      .53
             30,000 Options                      .56
            100,000 Options                     1.50
             50,000 Options                     1.78
            500,000 Options                     2.065
            300,000 Options                     2.13
             44,000 Options                     2.19
             16,000 Options                     2.38
             25,000 Options                     2.69
             50,000 Options                     3.13
             25,000 Options                     3.38
              5,000 Options                     3.50
             67,500 Options                     4.75
             18,000 Options                     6.125
            197,500 Options                     6.50
             12,833 Options                     6.625
             75,000 Options                     6.75
             15,625 Options                     6.9375
             10,000 Options                     7.50
              6,250 Options                     8.25
             20,000 Options                     8.75

             60,500 Warrants2                   1.00
             20,200 Warrants3                   4.00


          For the life of all such options and warrants, the holders thereof will have the opportunity to profit from a rise in the market price of the Company's common stock, with a resulting dilution in the interest of holders of common stock. The terms on which the Company will be able to obtain additional capital during the life of such options and warrants may be adversely affected, and the holders of such options and warrants may be expected to exercise their rights at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable to the Company than those provided by such options and warrants.
          POSSIBLE VOLATILITY OF COMMON STOCK PRICES. The stock market has from time to time experienced significant price and volume fluctuations that may



               1 There are an additional 542,042 unvested options which are not currently exercisable.

                 2 The shares underlying these warrants may be offered for sale pursuant to this Prospectus.

                 3 These warrants and the shares underlying them may be offered for sale pursuant to this Prospectus. be unrelated to the operating performance of any particular company. Moreover, the Company's common stock has historically been subject to periodic price and volume swings which have been unrelated to the Company's results of operations. Various factors and events including future announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning, among other things, patents or proprietary rights, publicity regarding actual or potential results relating to products under development by the Company or its competitors, regulatory developments in the United States, and economic and other external factors, as well as fluctuations in the Company's financial results, may have a significant impact on the market price of the shares of common stock and the Company's business.

          POTENTIAL FUTURE SALES. As of November 2, 1995 the Company had issued and outstanding 27,773,977 shares of common stock, of which 4,060,286 shares were "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In addition to the 804,783 shares covered by this Prospectus, a total of 3,784,699 outstanding shares of restricted common stock may currently be publicly sold under Rule 144 and a total of up to 2,057,000 shares of common stock underlying outstanding options may be sold under three current Registration Statements under Form S-8 permitting immediate resale. Future sales of shares made pursuant to registration statements, under Rule 144 or under Regulation S may have an adverse effect on the then prevailing market price of the common stock and adversely affect the Company's ability to obtain future financing in the capital markets. In this regard, for the first 10 months of calendar 1995, average daily volume of the Company's common stock has been approximately 112,000 shares.

          NO DIVIDENDS. The Company intends to retain future earnings, if any, to finance its growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase any of the shares offered hereby.

                                 RECENT DEVELOPMENTS

          The Company's OSA line of credit with the First Union National Bank requires the Company, among other things, to pay TJA $1.9 million in order to be able to draw on the line. To date, the Company has paid approximately $1.2 million. To meet the remainder of its obligation to First Union National Bank and to fund OSA operating costs, in June 1995, the Company sold approximately $2 million of Notes to clients of Ganz Capital, the Company's principal stockholder. The Company closed the balance of the Note offering on October 12, 1995 raising aggregate gross proceeds of $3,020,000 including the approximately $2,000,000 previously received. The Notes pay 9% per annum interest and are convertible on or after June 9, 1996 into shares of the Company's common stock at $10.00 per share. Pursuant to this Prospectus, the Company is registering the shares of common stock underlying the Notes to permit public sale in the event of conversion.

          The Company has increased its working capital line of credit with the First Union National Bank (the "Bank") by $250,000 to $1,500,000 and as of November 14, 1995 had no balance outstanding. The Company has not used this line of credit since June 1, 1995. The Company has expanded its bank facility in order to be able to finance the Roll-Out of the OSAs and purchase OSAs from TJA based upon orders received from customers.

          In May 1995, the United States Patent Office issued a design patent covering the Company's OSAs which has been assigned to the Company by Mr. Carlton Joyce, the inventor. Mr. Joyce is President of the Company's OSA subsidiary and a member of the Company's Board of Directors. Further, in November 1995 the Company was notified that the United States Patent and Trademark Office allowed two additional patent applications relating to OSA technology.
          Effective June 30, 1995, the Company hired Mr. David
     Natan as its new Vice President of Finance (chief financial officer) replacing Mr. James P. Samuels. Mr. Natan had been Chief Financial Officer
     of MBf USA, Inc. since November  1992.   From  August 1987  through
     October 1992, Mr. Natan was Treasurer and Controller of Jewel Masters, Inc. Mr. Natan receives a salary at the annual rate of $125,000 per year and a $600 per month automobile allowance. He also received a grant of 93,750 incentive and non-qualified stock options exercisable at $6.9375 per share. In addition, the Company's chief accounting officer, Mr. W.
     Earl Somerville, resigned as of  mid-August 1995.   The  Company recently
     hired a new Controller at a savings of approximately $50,000 per year.

          In August 1995, the Company commenced a program which at current operating levels will reduce expenditures by approximately $1,750,000 over the next 12 months. To the extent new employees are added to support the OSA Roll-Out, these savings will be reduced. Because the Company intends to closely monitor the OSA Roll-Out and only add new employees as is warranted by the OSA business, the Company cannot predict the cost of such new employees. However, it is anticipated that such costs would be less than incremental OSA revenue although no assurances can be given. Much of the savings will occur through the reduction of personnel employed by UTG. Additionally, the Company's former chief financial officer (Mr. James P. Samuels) had also been president of UTG. In August 1995, he resigned as president of UTG and as an employee of the Company. The Company is seeking to hire a general manager for UTG's oil analysis laboratories. As the result of these personnel cuts, the Company will incur non-recurring payroll expenses of approximately $200,000 in the quarter ended September 30, 1995 of which approximately $100,000 represents cash outlays expended during the quarter. Approximately $100,000 was accrued at September 30, 1995 which will be paid by December 31, 1995.

          From July 1995 through September 19, 1995, a total of 376,560 stock options were exercised primarily by terminated employees raising gross proceeds of $1,527,588 and as of September 19, 1995, the Company's cash balance was approximately $1,500,000. This balance does not give effect to the receipt of an additional $960,000 in Note proceeds as of October 12, 1995.

          In mid-August 1995, the Company resumed the Roll-Out of its OSAs by delivering retrofitted units and new units. See "Risk Factors - Difficulties in Introduction of On-Site Analyzer". Although no assurances can be given, the initial results appear promising and the OSAs are working as anticipated. Additionally, an OSA has been delivered to a second multi-national oil company.


                                 SELLING STOCKHOLDERS

     TABLE OF SELLING STOCKHOLDERS

          The following tables set forth information furnished by the selling stockholders listed in the tables which follow, collectively referred to as the "Selling Stockholders", with respect to the number of shares of the Company's common stock, warrants exercisable at $4.00 per share and shares of common stock underlying the warrants and Notes owned by each Selling Stockholder on the date of this Prospectus, the shares offered hereby, and the number and percentage of outstanding shares to be owned by each Selling Stockholder after the offering. Up to 234,783 shares of common stock and 20,200 warrants exercisable at $4.00 per share may be offered for sale by the Selling Stockholders on the January 12, 1994 table, up to 68,000 shares of common stock may be offered for sale by the Selling Stockholders on the November 13, 1995 table and up to 302,000 shares of common stock issuable upon conversion of the Notes (on or after June 9, 1996) may be offered for sale by the Selling Stockholders on the ______________, 1995 table pursuant to this Prospectus. Except as indicated in the footnotes to the tables of Selling Stockholders, no Selling Stockholder has held any position, office, or had a material relationship with the Company within the past three years.



                  SECURITIES CONTAINED IN THE REGISTRATION STATEMENT
                         DECLARED EFFECTIVE JANUARY 12, 1994


                                                                 Percentage
                               Ownership Securities  Ownership     Owned
     Selling                   Prior to     Being      After       After
     Stockholder               Offering    Offered    Offering    Offering

     Appleton Associates
         Shares of Common Stock  64,000    64,000        None        0

     British Far East Ltd.
         Shares of Common Stock  14,583    14,583        None        0
           Underlying Options

     Comegys, Robert4
         Shares of Common Stock   5,000     5,000        None        0

     Durham, Dee4
         Shares of Common Stock   3,000     3,000        None        0

     Gosman, Abraham D.5
         $4.00 Warrants           8,100     8,100        None        0
         Shares of Common Stock   8,100     8,100        None        0
           Underlying Warrants

     Griffin, Marvin4
         Shares of Common Stock   4,000     4,000        None        0

     Hochberg, Samuel and Brenda
         $4.00 Warrants           1,600     1,600        None        0
         Shares of Common Stock   1,600     1,600        None        0
            Underlying Warrants

     Joyce, Carlton S.
         Shares of Common Stock370,0006   170,000     200,000        *

     Learn, David4
         Shares of Common Stock   4,000     4,000        None        0

     Muller, Paul E.4
         Shares of Common Stock   7,000     7,000        None        0

     Orman, Margaret Palmbaum
         $4.00 Warrants           4,900     4,900        None        0
         Shares of Common Stock   4,900     4,900        None        0
            Underlying Warrants

     Palmbaum, Paul R. Trust
         Shares of Common Stock   2,000     2,000        None        0
         $4.00 Warrants           1,600     1,600        None        0
         Shares of Common Stock   1,600     1,600        None        0
            Underlying Warrants

     R. Weil & Associates
         Shares of Common Stock 136,000   136,000        None        0

     Rodriguez, Mario F.
     Shares of Common Stock       5,000     5,000        None        0
         $4.00 Warrants           4,000     4,000        None        0
         Shares of Common Stock   4,000     4,000        None        0
            Underlying Warrants



          4    An  employee  of the  Company.    Consists of  shares  underlying
               options.
          5 Held in a discretionary account managed by Ganz Capital which has investment power but not voting power over these shares.
          6 Mr. Joyce is a director of the Company and President of the Company's OSA subsidiary. Consists of 200,000 shares which may be sold pursuant to Rule 144 and 170,000 shares underlying options, 100,000 of which are currently vested.

          *    Less than 1%.




                  SECURITIES CONTAINED IN THE REGISTRATION STATEMENT
                         DECLARED EFFECTIVE NOVEMBER 13, 1995


                                                                 Percentage
                               Ownership Securities  Ownership     Owned
     Selling                   Prior to     Being      After       After
     Stockholder               Offering    Offered    Offering    Offering

     Bryan & Yen PSP7
         Shares of Common Stock  10,000    10,000        None        0
         Underlying $1.00 Warrants

     Endonic Assn. Pension
         Shares of Common Stock   5,000     5,000        None        0
         Underlying $1.00 Warrants

     Horowitz, Judith
         Shares of Common Stock   6,000     6,000        None        0

     Kaplan, Larry I.
         Shares of Common Stock  20,000    20,000        None        0
         Underlying $1.00 Warrants

     Katims, Dr. and Weissman, Dr.7
         Shares of Common Stock   4,000     4,000        None        0
         Underlying $1.00 Warrants

     MLH Holding Limited Partnership
         Shares of Common Stock  20,000    20,000        None        0
         Underlying $1.00 Warrants

     Philadelphia Heart Pension
         Shares of Common Stock   1,500     1,500        None        0
         Underlying $1.00 Warrants

     Speilman, Scott R., IRA
         Shares of Common Stock   1,500     1,500        None        0




          7 Held in a discretionary account managed by Ganz Capital which has investment power but not voting power over these shares.


                 SECURITIES CONTAINED IN THE REGISTRATION STATEMENT
                       DECLARED EFFECTIVE _____________, 199___


                                                                      Percentage
                                    Ownership Securities  Ownership     Owned
     Selling                        Prior to     Being      After       After
     Stockholder                    Offering    Offered    Offering    Offering

     Batrus & Co.8
         Shares of Common Stock        5,000     5,000        None        0

     Broad, Norman - Account G8
         Shares of Common Stock        2,000     2,000        None        0

     Nations Bank Trust Co.
       NA C/F Lois England 8%
       Charitable Remainder Annuity Trust8
         Shares of Common Stock       12,500    12,500        None        0

     Nations Bank Trust Co.
       NA C/F Richard England 8%
       Charitable Remainder Annuity Trust8
         Shares of Common Stock       12,500    12,500        None        0

     Futernick, Morris Family Foundation8
         Shares of Common Stock        3,500     3,500        None        0

     The Ganz Family Foundation8,9
         Shares of Common Stock        7,250     3,500       3,750        *

     Ganz, Elinor, IRA #1 8,10
         Shares of Common Stock       53,100    12,500      40,600        *

     The Nancy and Charles Ganz Family
       Supporting Foundation8,11
         Shares of Common Stock        3,750     2,500       1,250        *

     Ganz, Pauline Revocable Trust8
         Shares of Common Stock        4,500     2,500       2,000        *

     Gillman, Arthur M.D.
     Joyce S. Gillman Co-Trustees,
       Revocable Living Trust U/A
       DTD 4-01-948
         Shares of Common Stock        4,000     4,000        None        0

     Goldstein, Bernice8
         Shares of Common Stock       10,000    10,000        None        0

     Green Haft Trust F/B/O Richard J. Haft8
         Shares of Common Stock       12,500    12,500        None        0

     Haft, Richard J.8
         Shares of Common Stock        2,000     2,000        None        0

     Haft-Gillman, Joyce8
         Shares of Common Stock        2,500     2,500        None        0

     Harvith, Erwin Trust U/A
       DTD 6-28-72
       Sylvia Harvith Trustee8
         Shares of Common Stock        3,000     3,000        None        0

     Horowitz, Bernice and Arthur8
         Shares of Common Stock        3,500     3,500        None        0

     Calhoun & Company FBO Lewis A.
       Imermn Suc. Trustee U/A FBO
       Juditz Horowitz8
         Shares of Common Stock        3,500     3,500        None        0

     Kane Investments8
         Shares of Common Stock        2,500     2,500        None        0

     Kaplan, Donald A. Revocable Trust #3
       Albert S. Reidel Under Trust 11-12/858
         Shares of Common Stock        5,000     5,000        None        0

     Kaplan, Donald A. IRA8
         Shares of Common Stock        5,000     5,000        None        0

     Lipschutz, Frank Trust8
         Shares of Common Stock       14,500    14,500        None        0

     Lipschutz, May Trust8
         Shares of Common Stock       12,000    12,000        None        0

     Mac & Company8
         Shares of Common Stock        3,500     3,500        None        0

     The Louise and Morton Macks
       Family Foundation8
         Shares of Common Stock        5,000     5,000        None        0

     Marshall, Elaine T., Trustee8
         Shares of Common Stock       10,000    10,000        None        0

     Marshall, E. Pierce, Successor
       Trustee Eleanor P. Marshall
       Trust Dtd 12/26/798
         Shares of Common Stock       10,000    10,000        None        0

     Budd and Nanette Mayer Foundation, Inc.8
         Shares of Common Stock        2,000     2,000        None        0

     The Peggy Meyerhoff
       Pearlstone Fdn U/A 9/5/918
         Shares of Common Stock        2,000     2,000        None        0

     Pearlstone Family Fund8
         Shares of Common Stock       15,000    15,000        None        0

     Pearlstone Family Fund8
         Shares of Common Stock       15,000    15,000        None        0

     Pearlstone Foundation for Jewish Living8
         Shares of Common Stock       15,000    15,000        None        0

     Pearlstone Institute for Living Judaism8
         Shares of Common Stock       15,000    15,000        None        0

     Dean Witter C/F FBO
       Reagan, Kaaren, IRA8
         Shares of Common Stock        2,500     2,500        None        0

     Smith Barney R/O Custodian for
       Roberson, Clive E., M.D.8
         Shares of Common Stock       14,000    14,000        None        0

     Schreiber, Alice A.8
         Shares of Common Stock        2,500     2,500        None        0

     Slade, Inc.8
         Shares of Common Stock       12,500    12,500        None        0

     Slavin, Richard, IRA R/O8
         Shares of Common Stock        2,500     2,500        None        0

     Slavin, Richard and Jane8
         Shares of Common Stock        3,500     3,500        None        0

     Steinberg, Joy, Trustee
       Joy Steinberg Rev. Trust Dtd 2/5/928
         Shares of Common Stock        2,500     2,500        None        0

     Steinberg, Milton, Trustee
       Milton Steinberg Rev. Trust Dtd 2/5/928
         Shares of Common Stock        2,500     2,500        None        0

     Sorenson, Harvey R., Trustee
       Eleanor P. Marshall Stevens
       Charitable Trust Investment Partnership8
         Shares of Common Stock        1,500     1,500        None        0

     Sorenson, Harvey R., Trustee
       Eleanor P. Marshall Stevens
       Charitable Trust Investment Partnership8
         Shares of Common Stock        8,500     8,500        None        0

     Tecce, Frederick D.8
         Shares of Common Stock       10,000    10,000        None        0

     Thomas, R.J.8
         Shares of Common Stock        7,500     7,500        None        0

     Vision Associates8
         Shares of Common Stock        3,000     3,000        None        0






          8 Consists of shares of common stock underlying Notes. The Notes may not be converted and shares issued prior to June 9, 1996. Currently, the Notes are held in a discretionary account managed by Ganz Capital which has investment power over these securities. If the Notes are converted at a time when the account is still managed by Ganz Capital, it will not have voting power over these securities.

          9 Mr. Ganz, president of Ganz Capital, the Company's principal stockholder, is a co-trustee and beneficiary of the foundation.

          10    Ms. Ganz is a  director of Ganz Capital, the Company's principal stockholder.

          11    Mr. Ganz is president of Ganz Capital, the Company's principal stockholder.




     *Less than 1 %.
                                 PLAN OF DISTRIBUTION

          All of the Securities are offered for the respective accounts of the Selling Stockholders as listed in this Prospectus under "Selling Stockholders". The Company will receive none of the proceeds from the sale of the shares of common stock by the Selling Stockholders. However, the Company will receive a maximum of $516,515 in connection with the exercise of 193,000 options and 20,200 warrants, the underlying shares of which are covered by this Prospectus. Such proceeds will be used for general corporate purposes.

          The Company has been advised by the Selling Stockholders that the Securities may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange, or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them may be deemed to be underwriting compensation.


                                    LEGAL MATTERS

          The legality of the securities to be offered hereby will be passed upon for the Company by Cohen, Chernay, Norris, Weinberger & Harris, 712 U.S. Highway One, Fourth Floor, North Palm Beach, Florida 33408-7146. Attorneys employed by that law firm are the beneficial owners of 36,000 shares of common stock.


                                       EXPERTS

          The financial statements and schedules of Top Source Technologies, Inc. incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

          The financial statements of Spectro/Metrics, Inc. incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Williams, Cook & Reed, P.C., independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                                                  This Prospectus  does not con-
                                                  stitute an offer  to sell or a
                                                  solicitation  of  an offer  to
          No dealer, salesperson or               buy  any  security other  than
     other  person has  been autho-               the securities offered by this
     rized to  give any information               Prospectus,  or  an  offer  to
     or to make any representations               sell or a  solicitation of  an
     other than  those contained in               offer to buy any securities by
     this Prospectus, and, if given               any person in any jurisdiction
     or  made, such  information or               in which such offer  or solic-
     representations  must  not  be               itation  would   be  unlawful.
     relied upon as having been au-               Neither  the delivery  of this
     thorized by the Company or any               Prospectus  nor any  sale made
     of  the Selling  Stockholders.               hereunder shall,  under any
                                                  circumstances, imply that
                                                  the information in this
                                                  Prospectus is correct as of
                                                  any time subsequent to the
                                                  date of this Prospectus.
 TOP SOURCE TECHNOLOGIES, INC.

                                                          804,783 SHARES
            ________________

                                                                OF

            TABLE OF CONTENTS
                                                           COMMON STOCK

     Page                                                       AND

     Available Information .    4                         20,200 WARRANTS

     Documents Incorporated by
      Reference  . . . . . .    6
     Risk Factors  . . . . .    9
     Recent Developments . .   23                        ________________
     Selling Stockholders  .   26
     Plan of Distribution  .   34                           PROSPECTUS
     Legal Matters . . . . .   35                        ________________

     Experts . . . . . . . .   36



                                                          _________, 1995










                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS


     ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates except the Commission registration fee. Such expenses will be paid by the Company. None of these expenses will be paid by the Selling Stockholders.

         Registration fee  . . . . . . . . . . . . . . . $    852.63
         Printing expenses . . . . . . . . . . . . . . . $    100.00
         Accounting fees and expenses  . . . . . . . . . $ 15,000.00
         Legal fees and expenses (other than Blue Sky) . $ 15,000.00
         Blue Sky fees and expenses  . . . . . . . . . . $    -0-
         Miscellaneous . . . . . . .   . . . . . . . .   $    100.00

              Total  . . . . . . . . . . . . . . . . . . $ 31,052.63


     ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Company's certificate of incorporation provides that the Company shall indemnify its current and former officers and directors against expenses reasonably incurred by or imposed upon them in connection with or arising out of any action, suit or proceeding in which they may be involved or to which they may be made parties by reason of their being or having been a director or officer of the Company, or at its request, of any other corporation which it is a stockholder or creditor and from which such officers and directors are not entitled to be indemnified by (whether or not they continue to be directors or officers at the time of imposing or incurring such expense), except in respect of matters as to which they shall be finally adjudged in such action, suit or proceeding liable for negligence or misconduct. In the event of settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by counsel that the persons to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which such persons may be entitled.

          In addition, the Company has entered into indemnification agreements with its executive officers and directors. These agreements provide that the Company shall indemnify its executive officers and directors, if by reason of their corporate status, they are or are threatened to be made parties to any third-party proceedings, to the fullest extent provided by Delaware law. The agreements provide for indemnification against expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by them or on their behalf in connection with such proceeding or any claim, issue or matter therein if (i) they acted in good faith; (ii) they reasonably believed in the case of conduct in their official capacity with the Company that their conduct was in the Company's best interests or in all other cases, that their conduct was at least not opposed to the Company's best interests; (iii) with respect to any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful; and (iv) with respect to an employee benefit plan they reasonably believed their conduct to be in the best interests of the participants and/or beneficiaries of the plan. The indemnification agreements also provide indemnification in direct and derivative actions provided such officers or directors acted in good faith and in a manner they reasonably believed to be not opposed to the best interests of the Company. Such officers or directors are not entitled to indemnification in connection with any proceeding charging improper personal benefits to such officers or directors, whether or not involving action in their official capacity, in which they were judged liable on the basis that personal benefit was improperly received by them.

          INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURI-TIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS
          CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

     ITEM 16.  EXHIBITS.

     4.    Form of Common Stock Certificate1

     5.    Opinion of Cohen, Chernay, Norris, Weinberger & Harris

     24.   Consent of Arthur Andersen LLP

     24.1  Consent of Williams, Cook & Reed, P.C.

     24.2  Consent of Cohen, Chernay, Norris, Weinberger & Harris2

     28.   Employment Agreement of T.A. Cox3

     28.1  Employment Agreement of Stuart Landow4

     28.2 First Amendment to Stock Purchase Agreement between Top Source, Inc., Carlton S. Joyce and Patricia P. Joyce and United Testing Group, Inc. 5

     28.3  Employment Agreement of Carlton S. Joyce5

     28.4  Employment Agreement of David Natan6

     28.5  First Amendment to Employment Agreement of Carlton S. Joyce5

     28.6 Loan Agreement dated November 22, 1994 between Top Source Technolo-gies, Inc. and On-Site Analysis, Inc. and First Union National Bank of Florida7

     28.7 Loan Agreement dated April 13, 1995 between Top Source Technologies, Inc. and On-Site Analysis, Inc. and First Union National Bank of Florida7

     28.8  Lease Agreement dated February 10, 1995 for Michigan facility7

     28.9 Note Purchase Agreement dated June 9, 1995, among Top Source Tech-nologies, Inc., Ganz Management, Inc. and certain purchasers8



     1    Contained  in the Registration Statement  on Form 8-A  filed March 12,
     1992.

     2    Contained in Opinion of Cohen, Chernay, Norris, Weinberger & Harris.

     3 Contained in the Registration Statement on Form S-3 filed on August 31, 1993.

     4    Contained in  Exhibit 2.4 of  Form 8-K/A No.  3 filed on  November 16,
     1993.
     5 Contained in Amendment No. 3 to the Registration Statement on Form S-3 filed on January 11, 1994.

     6 Contained in Amendment No. 3 to the Registration Statement on Form S-3 filed on September 27, 1995.

     7 Contained in Amendment No. 1 to the Registration Statement on Form S-3 filed on May 4, 1995.

     8 Contained in the Form 10-Q for the period ended June 30, 1995 filed on August 14, 1995.



     ITEM 17.  UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include  any Prospectus  required by section  10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  Prospectus any facts  or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amend-ment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securi-ties Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the forego-ing provisions (see Item 15 above), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Regis-trant in the successful defense of any action, suit or proceed-
               ing) is asserted by such director, officer or controlling person in connection with the securities being registered, the Regis-trant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica-tion by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, Florida, on this 20th day of November 1995.

                                        TOP SOURCE TECHNOLOGIES, INC.



                                        By:/s/ Stuart Landow
                                      Stuart Landow, President
                                           (Chief Executive Officer)

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


     Name                  Title                       Date


     /s/Stuart Landow      Director                    November 20, 1995
     Stuart Landow



     /s/Christer Rosen     Director                    November 20, 1995
     Christer Rosen



     /s/David Natan        Vice President of Finance,  November 20, 1995
     David Natan           Treasurer and Director
                           (Principal Financial Officer,
                            and Principal Accounting Officer)


     /s/Ronald P. Burd     Director                    November 20, 1995
     Ronald P. Burd


     /s/Carlton S. Joyce   Director                    November 20, 1995
     Carlton S. Joyce


     /s/Arthur S. Kirsch   Director                    November 20, 1995
     Arthur S. Kirsch

     Name                  Title                       Date



     /s/Clinton D. Lauer   Director                    November 20, 1995
     Clinton D. Lauer


     /s/Paul F Moore       Director                    November 20, 1995
     Paul F. Moore


     /s/Mani A. Sadeghi    Director                    November 20, 1995
     Mani A. Sadeghi





                                    EXHIBIT INDEX


     EXHIBIT NO.

     4.    Form of Common Stock Certificate1

     5.    Opinion of Cohen, Chernay, Norris, Weinberger & Harris

     24.   Consent of Arthur Andersen LLP

     24.1  Consent of Williams, Cook & Reed, P.C.

     24.2  Consent of Cohen, Chernay, Norris, Weinberger & Harris2

     28.   Employment Agreement of T.A. Cox3

     28.1  Employment Agreement of Stuart Landow4

     28.2 First Amendment to Stock Purchase Agreement between Top Source, Inc., Carlton S. Joyce and Patricia P. Joyce and United Testing Group, Inc. 5

     28.3  Employment Agreement of Carlton S. Joyce5

     28.4  Employment Agreement of David Natan6

     28.5  First Amendment to Employment Agreement of Carlton S. Joyce5

     28.6 Loan Agreement dated November 22, 1994 between Top Source Technolo-gies, Inc. and On-Site Analysis, Inc. and First Union National Bank of Florida7

     28.7 Loan Agreement dated April 13, 1995 between Top Source Technologies, Inc. and On-Site Analysis, Inc. and First Union National Bank of Florida7

     28.8  Lease Agreement dated February 10, 1995 for Michigan facility7

     28.9 Note Purchase Agreement dated June 9, 1995, among Top Source Tech-nologies, Inc., Ganz Management, Inc. and certain purchasers8

     1    Contained  in the Registration Statement  on Form 8-A  filed March 12,
          1992.

     2    Contained in Opinion of Cohen, Chernay, Norris, Weinberger & Harris.

     3 Contained in the Registration Statement on Form S-3 filed on August 31, 1993.

     4    Contained  in Exhibit 2.4  of Form 8-K/A  No. 3 filed  on November 16,
     1993.

     5 Contained in Amendment No. 3 to the Registration Statement on Form S-3 filed on January 11, 1994.

     6 Contained in Amendment No. 3 to the Registration Statement on Form S-3 filed on September 27, 1995.

     7 Contained in Amendment No. 1 to the Registration Statement on Form S-3 filed on May 4, 1995.

     8 Contained in the Form 10-Q for the period ended June 30, 1995 filed on August 14, 1995.







                                      EXHIBIT 5



                                      EXHIBIT 24



                                     EXHIBIT 24.1